UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
      Suspension of Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities Exchange Act of 1934.

                                           Commission File No. 0-27223

                          CETEK TECHNOLOGIES, INC.
                       -----------------------------
           (Exact name of registrant as specified in its charter)

        19 COMMERCE STREET, POUGHKEEPSIE, NY 12603, (845) 452-3510
      ---------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                       Common Stock, .001 par value
                         --------------------------
         (Title of each class of securities covered by this Form)

                                    None
                                    ----
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(i)      [_]
       Rule 12g-4(a)(1)(ii)     [X]        Rule 12h-3(b)(1)(ii)     [_]
       Rule 12g-4(a)(2)(i)      [_]        Rule 12h-3(b)(2)(i)      [_]
       Rule 12g-4(a)(2)(ii)     [_]        Rule 12h-3(b)(2)(ii)     [_]
                                           Rule 15d-6               [_]

     Approx. Num. of holders of record as of the  notice date: 128

   Pursuant to the requirements of the Securities Exchange Act of 1934, Cetek Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     May 16, 2001             CETEK TECHNOLOGIES, INC.


                                   By:/s/   Fayiz Hilal
                                   Name:    Fayiz Hilal
                                   Title: President and
                                          Chief Executive Officer